Exhibit 10.7

EXECUTION COPY

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into as of August 4, 2025, by and between Fundamental Global, Inc., a Nevada corporation (the “Company”), and Jose Vargas (the “Executive”).

WHEREAS, the Company is in the process of forming a Digital Assets Division (the “Digital Assets Division”) to, among other things, advance the Company’s tokenized financial products and treasury strategies and advance the Company’s investment in blockchain technology and related products;

WHEREAS, the Company is in the process of forming a Cryptocurrency Technology Advisory Board (the “CTA Board”) to oversee the newly formed Digital Assets Division; and

WHEREAS, the Executive has agreed to be appointed as a member of the CTA Board and to become the Head of Business Development-Digital Assets Division pursuant to the terms of this Agreement;

NOW, THEREFORE, in consideration of mutual promises and covenants herein contained, the parties hereto intending to become legally bound agree as follows:

1. Employment. The Company hereby employs the Executive, and the Executive hereby accepts such employment by the Company, upon the terms and conditions hereinafter set forth.

2. Duties and Services.

2.1 Title and Duties.

2.1.1 During the Employment Period (defined in Section 3 below), the services rendered by the Executive hereunder shall be for the Company. The Executive shall serve in the role as Head of Business Development-Digital Assets Division of the Company and shall perform such duties as are customary for such role in a public company registered with the Securities and Exchange Commission and listed on a national securities exchange and such other duties as may be assigned to the Executive from time to time by the Chief Executive Officer-Digital Assets Division, which services may include serving as an officer or director of a subsidiary or affiliate of the Company.

2.1.2 For so long as the Executive is employed by the Company, the Executive will be invited to serve as a member of the CTA Board.

2.2 Time. The Executive shall devote sufficient business time and attention to the business of the Company and to the promotion of the Company’s best interest, subject to vacations, holidays and normal illnesses pursuant to the Company’s written policies in place from time to time. The Executive shall at all times comply with Company policies in place from time to time, including but not limited to the Company’s Code of Ethics. The Executive may serve as a director, employee or advisor to other companies so long as Executive’s work in such capacity does not prevent Executive from providing services to the Company.

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2.3 Travel; Expenses. The Executive shall undertake such travel as may be necessary and desirable to promote the business and affairs of the Company, consistent with the Executive’s position and duties with the Company. Subject to the Company’s expense reimbursement policies, the Company will reimburse the Executive for all reasonable properly-documented expenses incurred or paid by the Executive in connection with the performance of Executive’s duties hereunder, including all business class travel expenses for any flights longer than four hours.

3. Term of Employment.

3.1 The period during which the Executive is employed hereunder shall begin on August 4, 2025 and will be referred to herein as the “Employment Period”. The Executive’s employment will be “at-will,” meaning that either the Executive or the Company may terminate the Executive’s employment at any time and for any reason, with or without cause.

3.2 Upon the Executive’s termination of employment for any reason, the Executive (or Executive’s Beneficiary following the Executive’s death) shall receive (i) Executive’s earned but unpaid Base Salary through the date of Executive’s termination of employment (the “Termination Date”), which shall be paid on the first regularly scheduled payroll date of the Company following the Termination Date or on or before any earlier date as required by applicable law; (ii) payment for accrued unused vacation time to the extent provided by the Company’s then current vacation policy or applicable law, which shall also be paid on the first regularly scheduled payroll date of the Company following the Termination Date or on or before any earlier date as required by applicable law (iii) the Executive’s unpaid Annual Bonus, if any, for the fiscal year ended prior to the Termination Date, except if Executive’s employment is terminated for Cause (as defined in Section 3.6.1 below); plus (iv) any other benefits or rights the Executive has accrued or earned through the Termination Date in accordance with the terms of the applicable fringe or employee benefit plans and programs of the Company (collectively, the “Accrued Obligations”).

3.3 In the event the Executive’s employment is terminated by the Company at any time without Cause (defined in Section 3.6 below) or by the Executive for Good Reason (defined in Section 3.6 below), in addition to the Accrued Obligations, the Executive will also be entitled to the following (collectively, the “Severance Benefits”), subject to the terms of Section 3.4 below): (i) severance pay in the amount of six (6) months of the Executive’s base salary at the time of termination (the “Severance Pay”); (ii) the Executive’s Annual Bonus, if any, for the fiscal year in which the Termination Date occurs on a pro rated basis (the “Current Bonus”); and (iii) if the Executive timely and properly elects continuation health coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), the Company shall pay Employee’s COBRA premiums for a period of six (6) months following the Termination Date. The Severance Pay shall be payable over a period of six (6) months following the Termination Date in accordance with the Company’s regular payroll practices, commencing within ninety (90) days following the Termination Date on the first regularly scheduled payroll date of the Company that is practicable after the effective date of the General Release (defined in Section 3.4 below), except that, if the General Release may be executed and/or revoked in a calendar year following the calendar year in which the Termination Date occurs, the Severance Pay shall commence on the first regularly scheduled payroll date of the Company in the calendar year in which the consideration or, if applicable, release revocation period ends to the extent necessary to comply with Section 409A (as defined in Section 12.1 below). The first such payment shall include payment for any payroll dates between the Termination Date and the date of such payment. The Current Bonus, if any, shall be paid when Company employees are generally paid annual bonuses for such year, but in no event after March 31 of the following fiscal year.

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3.4 The Executive’s receipt of the Severance Benefits is conditioned on the Executive signing (without revoking if such right is provided under applicable law general release substantially in the form attached hereto as Exhibit A (the “General Release”)), which form may be modified as necessary by the Company to comply with applicable law and to specify the date by which the Executive must execute and return the General Release for it to be effective. Such General Release shall be provided to the Executive by the Company on or about the Termination Date. The Executive must execute the General Release within 60 days following the Termination Date (or such shorter time as may be set forth in the General Release).

3.5 The Executive may terminate Executive’s employment for Good Reason if (i) not later than forty-five (45) days after the occurrence of any act or omission that constitutes Good Reason, the Executive provides the Company with a written notice setting forth in reasonable detail the acts or omissions that constitute Good Reason, (ii) the Company fails to correct or cure the acts or omissions within thirty (30) days after it receives such written notice, and (iii) the Executive terminates Executive’s employment with the Company after the expiration of such cure period but not later than thirty (30) days after the expiration of such cure period.

3.6 For purposes of this Agreement:

3.6.1 “Cause” shall mean: (i) the Executive’s willful misconduct against in the performance of the Executive’s duties to the Company which is materially injurious to the Company or any Company Affiliate (defined below) and which is not cured within thirty (30) days after prior written notice of such misconduct by the Company; (ii) the Executive’s willful engagement in dishonesty, illegal conduct, or misconduct, which is, in each case, materially injurious to the Company or any Company Affiliates (defined below); (iii) the Executive’s conviction of or plea of guilty or nolo contendere to a crime that constitutes embezzlement, misappropriation, or fraud against the Company or its subsidiaries; or (iv) the Executive’s conviction of or plea of guilty or nolo contendere to a crime that constitutes a felony (or state law equivalent) or a crime that constitutes a misdemeanor involving moral turpitude. As used herein, “Company Affiliates” means, jointly and severally, the Company and any entity, directly or indirectly, through one or more intermediaries, controlled by, in control of, or under common control with, the Company.

3.6.2 “Good Reason” shall mean, unless the Executive has consented in writing thereto, the occurrence of any of the following: (i) the assignment to the Executive of any duties materially inconsistent with the Executive’s position, including any change in status, title, authority, duties or responsibilities or any other action which results in a material diminution in such status, title, authority, duties or responsibilities, (ii) a reduction in the Executive’s Base Salary by the Company, (iii) the Company’s material breach of Section 4 of this Agreement, or (iv) the Company requires the Executive to cease working remotely.

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4. Compensation.

4.1 Base Salary. For all of the services to be rendered by the Executive under this Agreement, during the Employment Period, the Company shall pay the Executive a base salary equal to $150,000 (the “Base Salary”). The compensation paid hereunder to the Executive shall be paid in accordance with the normal payroll practices of the Company and shall be subject to the customary withholding taxes and other employment taxes as required with respect to compensation paid by a corporation to an employee. The Base Salary will be subject to annual review and adjustment by the Company Board based upon the Executive’s performance, including, without limitation, upon the Company’s first successful capital raise that is completed following commencement of the Executive’s employment hereunder.

4.2 Annual Bonus and Initial Equity Award.

4.2.1 Commencing with respect to the Company’s 2025 fiscal year, the Executive will be eligible to receive a bonus in an amount targeted at 50% of Base Salary, payable in a combination of cash and, upon the mutual agreement of the Executive, equity in the Company (the “Annual Bonus”), as determined by the Compensation Committee of the Board. The Annual Bonus for the Company’s 2025 fiscal year will be prorated and will be paid in January of 2026 at 100% of the target. The bonus for each subsequent year will be subject to the achievement of performance metrics and other criteria directly related to the operations of the Digital Assets Division, as determined by the Compensation Committee of the Company Board by the end of March of each such fiscal year.

4.2.2 The Executive will be eligible to receive an annual equity award during each year of the term of employment as approved by the Compensation Committee of the Board (the “Annual Awards”). Each Annual Award shall vest over three years, with one-third vesting on the first anniversary of the date of grant and the remaining two-thirds vesting in equal monthly installments commencing on the first year anniversary of the date of grant, provided that any such installment shall not vest, and will be forfeited, if on the vesting date therefor the Executive is not providing services to the Company as an employee, director or advisor. Each Annual Award shall be evidenced by, and subject to the terms and conditions of, an equity award agreement to be entered into between the Company and the Executive. All unvested Options and other equity awards will automatically vest if the Executive’s employment is terminated without Cause or for Good Reason.

5. Vacation. The Executive shall be entitled to vacation of up to six (6) weeks per calendar year, pursuant to the applicable Company policy. All vacations shall be in addition to recognized national holidays. During all vacations, the Executive’s compensation and other benefits as stated herein shall continue to be paid in full.

6. Company Benefit Programs. In addition to the compensation and to the rights provided for elsewhere in this Agreement, the Executive shall be entitled to participate in each plan of the Company now or hereafter adopted and in effect from time to time for the benefit of senior employees of the Company, to the extent permitted by such plans and by applicable law. Nothing in this Agreement shall limit the Company’s right to amend, modify and/or terminate any benefit plan, policies or programs at any time for any reason.

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7. Restrictive Covenants and Need for Protection. The Executive acknowledges that, because of Executive’s senior position with the Company, Executive has or will develop knowledge of the affairs of the Company and its subsidiaries and their relationships with dealers, distributors and customers such that Executive could do serious damage to the financial welfare of the Company and/or its subsidiaries should Executive compete or assist others in competing with the business of the Company and/or its subsidiaries. Consequently, and in consideration of Executive’s employment with the Company, and for the benefits Executive is to receive under this Agreement, and for other good and valuable consideration, the receipt of which Executive hereby acknowledges, the Executive agrees as follows:

7.1 Confidential Information.

7.1.1 Non-disclosure.

(a) Except as the Company may permit or direct in writing, during the term of this Agreement and thereafter, the Executive agrees that Executive will not disclose to any person or entity any Confidential Information (defined in Section 7.1.1(b) below) which Executive may have obtained while in the employ of the Company, relating to any customers, customer lists, methods, distribution, sales, prices, profits, costs, contracts, inventories, suppliers, dealers, distributors, business prospects, business methods, manufacturing ideas, formulas, plans or techniques, research, trade secrets, or know-how of the Company. Nothing contained in this Agreement shall limit the Executive’s ability to respond to a lawful subpoena; to make a report to or cooperate with any government agency, including without limitation the ability to participate in an investigation, provide information, and recover any remuneration awarded for doing so; and to comply with any other legal obligations.

(b) For purposes of this Agreement, “Confidential Information” means all information of a confidential or proprietary nature regarding the Company or any of its affiliates or subsidiaries (the “Company Group”), their respective business or properties that the Company Group has furnished or furnishes to the Executive, whether before or after the date of this Agreement, or is or becomes available to the Executive by virtue of the Executive’s employment with the Company, whether tangible or intangible, and in whatever form or medium provided, as well as all such information generated by the Executive that, in each case, has not been published or disclosed to, and is not otherwise known to, the public. Confidential Information includes, without limitation, customer lists, customer requirements and specifications, designs, financial data, sales figures, costs and pricing figures, marketing and other business plans, product development, marketing concepts, personnel matters (including employee skills and compensation), drawings, specifications, instructions, methods, processes, techniques, computer software or data of any sort developed or compiled by the Company Group, formulae or any other information relating to the Company’s services, products, sales, technology, research data, software and all other know-how, trade secrets or proprietary information, or any copies, elaborations, modifications and adaptations thereof. For the avoidance of doubt, the Executive acknowledges and agrees that Confidential Information protected under this Agreement includes information regarding pay, bonuses, benefits and perquisites offered to or received by employees of the Company, as well as non-public information regarding the unique and special skills of specific employees and how such skills are valuable and integral to the Company’s operations. Notwithstanding the foregoing, Confidential Information shall not include any information (i) that is generally known to the industry or the public other than as a result of the Executive’s breach of this covenant; (ii) that is made available to the Executive by a third party without that party’s breach of any confidentiality obligation; or (iii) which was developed by the Executive outside or independent of the Executive’s performance of the Executive’s obligation to render services on behalf of the Company.

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(c) The Executive acknowledges that the Executive has been notified in accordance with the federal Uniform Trade Secrets Act (18 U.S. Code § 1833(b)(1)) that an individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (a) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (b) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. The Executive also acknowledges that nothing in this Agreement shall be construed to prohibit the Executive from reporting possible violations of law or regulation to any governmental agency or regulatory body or making other disclosures that are protected under any law or regulation, or from filing a charge with or participating in any investigation or proceeding conducted by any governmental agency or regulatory body.

7.1.2 Return of Records. All records, documents, software, computer disks and any other form of information relating to the business of the Company Group, including, without limitation, all Confidential Information, which are or were prepared or created by the Executive, or which may or did come into Executive possession during the term of Executive’s employment with the Company, including any and all copies thereof, shall immediately be returned to or, as the case may be, shall remain in the possession of the Company, as of the termination of the Executive’s employment with the Company.

7.2 Covenant Not to Solicit. The Executive agrees that Executive will not, during the Executive’s employment and for a period of one (1) year thereafter:

(a) directly or indirectly, request or advise any of the customers, distributors or dealers of the Company Group to terminate or curtail their business with the Company Group, or to patronize another business which is materially competitive with the Company Group; or

(b) directly or indirectly, on behalf of Executive or any other person or entity, request, advise or solicit any person who is then or was in the prior six months an employee of the Company Group to leave such employment for any reason or to hire any such person as an employee or independent contractor.

7.3 Judicial Modification. In the event that any court of law or equity shall consider or hold any aspect of this Section 7 to be unreasonable or otherwise unenforceable, the parties hereto agree that the aspect of this Section so found may be reduced or modified by appropriate order of the court and shall thereafter continue, as so modified, in full force and effect.

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7.4 Injunctive Relief. The parties hereto acknowledge that the remedies at law for breach of this Section 7 will be inadequate, and that the Company shall be entitled to injunctive relief for violation thereof; provided, however, that nothing herein contained shall be construed as prohibiting the Company from pursuing any other remedies available for such breach or threatened breach, including the recovery of damages from the Executive.

8. Inventions and Discoveries.

8.1 Company Proprietary Rights. The Executive acknowledges and agrees that all Intellectual Property (defined below) created, made or conceived by the Executive (solely or jointly) during the Executive’s employment by the Company (regardless of whether such Intellectual Property was created, conceived or produced during the Executive’s regular work hours or at any other time) that relates to the actual or anticipated businesses of the Company Group or results from or is suggested by any work performed by employees or independent contractors for or on behalf of the Company Group (“Company Intellectual Property”) shall be deemed “work for hire” and shall be and remain the sole and exclusive property of the Company for any and all purposes and uses whatsoever as soon as the Executive conceives or develops such Company Intellectual Property, and the Executive hereby agrees that its assigns, executors, heirs, administrators or personal representatives shall have no right, title or interest of any kind or nature therein or thereto, or in or to any results and proceeds therefrom. If for any reason such Company Intellectual Property is not deemed to be “work-for-hire,” then the Executive hereby irrevocably and unconditionally assigns all rights, title, and interest in such Company Intellectual Property to the Company and agrees that the Company is under no further obligation, monetary or otherwise, to the Executive for such assignment. The Executive also hereby waives all claims to any moral rights or other special rights (“Moral Rights”), including, without limitation, all rights of paternity, integrity, disclosure and withdrawal and any other rights that may be known as or referred to as “moral rights,” “artist’s rights,” “droit moral” or the like, that the Executive may have or may accrue in any Company Intellectual Property. To the extent that any such Moral Rights cannot be assigned under applicable law, the Executive hereby ratifies and consents to any action that may be taken with respect to such Moral Rights by or on behalf of the Company and waives and agrees not to enforce any and all such rights, including, without limitation, any limitation on subsequent modification, to the extent permitted under applicable law. The Executive shall promptly disclose in writing to the Company the existence of any and all Company Intellectual Property. As used in this Agreement, “Intellectual Property” shall mean and include any ideas, inventions (whether or not patentable), designs, improvements, discoveries, innovations, patents, patent applications, trademarks, service marks, trade dress, trade names, trade secrets, works of authorship, copyrights, copyrightable works, films, audio and video tapes, other audio and visual works of any kind, scripts, sketches, models, formulas, tests, analyses, software, firmware, computer processes, computer and other applications, creations and properties, Confidential Information and any other patents, inventions or works of creative authorship.

8.2 The Executive agrees to communicate promptly and to disclose to the Company in such form as the Executive may be required to do so, all information, details and data pertaining to Company Intellectual Property and to execute and deliver to the Company such formal transfers and assignments and such other papers and documents as may be required of the Executive to permit the Company or any person or entity designated by the Company to file and prosecute the patent applications, and, as to copyrightable material, to obtain copyrights thereof. the Executive represents and warrants to the Company that all Intellectual Property the Executive delivers to the Company shall be original and shall not infringe upon or violate any patent, copyright or proprietary right of any person or third party.

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8.3 To the extent this Agreement is required to be construed in accordance with laws of any state which precludes as a requirement in an employee agreement the assignment of certain classes of inventions made by an employee, this Section 8 will be interpreted not to apply to any invention which a court rules and/or the Company agrees falls within such classes.

9. Tax Withholding. All payments made and benefits provided by the Company under this Agreement shall be reduced by any tax or other amounts required to be withheld by the Company under applicable law.

10. Survival of Obligations. All obligations of the Company and the Executive that by their nature involve performance, in any particular, after the termination of the Executive’s employment or the term of this Agreement, or that cannot be ascertained to have been fully performed until after the termination of the Executive’s employment or the term of this Agreement, will survive the expiration or termination of the term of this Agreement.

11. Officer Resignation. Upon termination of Executive’s employment with the Company for any reason, the Executive shall resign, as of the date of such termination, from any corporate office or director position held with the Company or any member of the Company Group other than with respect to her appointment to the Company Board, which will be governed by a separate agreement between the Company and an affiliate of the Executive. If the Executive is terminated for Cause, the Executive will resign from the Company Board.

12. Miscellaneous. The following miscellaneous sections shall apply to this Agreement:

12.1 Section 409A Compliance. To the extent applicable, it is intended that this Agreement comply with the provisions of Section 409A of the Internal Revenue Code and the guidance promulgated thereunder (“Section 409A”). This Agreement shall be administered in a manner consistent with this intent, and any provision that would cause the Agreement to fail to satisfy Section 409A shall have no force and effect until amended by the parties to comply with Section 409A (which amendment may be retroactive to the extent permitted by Section 409A). Unless otherwise expressly provided, any payment of compensation by Company to the Executive, whether pursuant to this Agreement or otherwise, shall be made no later than the 15th day of the third month (i.e., 2½ months) after the later of the end of the calendar year or the Company’s fiscal year in which the Executive’s right to such payment vests (i.e., is not subject to a “substantial risk of forfeiture” for purposes of Code Section 409A). For purposes of this Agreement, “Separation from Service” shall have the meaning given to such term under Section 409A. Each payment and each installment of any severance payments provided for under this Agreement shall be treated as a separate payment for purposes of application of Section 409A. To the extent that any severance payments come within the definition of “short term deferrals” or “involuntary severance” under Section 409A, such amounts shall be excluded from “deferred compensation” as allowed under Section 409A and shall not be subject to the following Section 409A compliance requirements. All payments of “nonqualified deferred compensation” (within the meaning of Section 409A) are intended to comply with the requirements of Section 409A and shall be interpreted in accordance therewith. Neither party individually or in combination may accelerate, offset or assign any such deferred payment, except in compliance with Section 409A. No amount shall be paid prior to the earliest date on which it is permitted to be paid under Section 409A, and the Executive shall have no discretion with respect to the timing of payments except as permitted under Section 409A. Any payments to which Section 409A applies which are subject to execution of a waiver and release which may be executed and/or revoked in a calendar year following the calendar year in which the payment event (such as Separation from Service) occurs shall commence payment only in the calendar year in which the release revocation period ends as necessary to comply with Section 409A. In the event that the Executive is determined to be a “key employee” (as defined and determined under Section 409A) of the Company at a time when its stock is deemed to be publicly traded on an established securities market, payments determined to be “nonqualified deferred compensation” payable upon separation from service shall be made no earlier than (i) the first day of the seventh (7th) complete calendar month following such termination of employment, or (ii) the Executive’s death, consistent with the provisions of Section 409A. Any payment delayed by reason of the prior sentence shall be paid out in a single lump sum at the end of such required delay period in order to catch up to the original payment schedule. All expense reimbursement or in-kind benefits subject to Section 409A provided under this Agreement or, unless otherwise specified in writing, under any Company program or policy, shall be subject to the following rules: (i) the amount of expenses eligible for reimbursement or in-kind benefits provided during one calendar year may not affect the benefits provided during any other year; (ii) reimbursements shall be paid no later than the end of the calendar year following the year in which the Executive incurs such expenses, and the Executive shall take all actions necessary to claim all such reimbursements on a timely basis to permit the Company to make all such reimbursement payments prior to the end of said period, and (iii) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit. Notwithstanding anything herein to the contrary, no amendment may be made to this Agreement if it would cause the Agreement or any payment hereunder not to be in compliance with Section 409A.

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12.2 280G. If any payment or distribution by the Company to or for the benefit of the Executive under this Agreement or any other plans or arrangements between the parties would be subject to the deduction limitations and excise tax imposed by Sections 280G and 4999 of the Internal Revenue Code (including any applicable interest and penalties, collectively “excise taxes”), then the parties agree to take such action as may be necessary to place the Executive in the best after-tax position taking into account all income, employment and excise taxes, without regard to the deductibility of any payments by the Company. Thus, for example, any amount deemed to constitute a “parachute payment” under Section 280G, shall be reduced to the extent necessary to avoid excise taxes that would otherwise be imposed if, and only if, such reduction would result in the Executive retaining a larger total after-tax amount of compensation, taking into account all the Executive compensation, benefits, income, employment and excise taxes.

12.3 Modifications and Waivers. No provision of this Agreement may be modified, waived or discharged unless that modification, waiver or discharge is agreed to in writing by the Executive and the Company. No waiver by either party at any time of any breach by the other party of, or compliance with, any condition or provision of this Agreement to be performed by that other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the time, or at any prior or subsequent time.

12.4 Construction of Agreement. This Agreement supersedes any oral or written agreements between the Executive and the Company and any oral representations by the Company to the Executive with respect to the subject matter of this Agreement.

12.5 Governing Law. The validity, interpretation, construction and performance of this Agreement will be governed by the laws of the State of Nevada.

12.6 Severability. If any one or more of the provisions of this Agreement, including but not limited to Section 7 above, or any word, phrase, clause, sentence or other portion of a provision is deemed illegal or unenforceable for any reason, that provision or portion will be modified or deleted in such a manner as to make this Agreement as modified legal and enforceable to the fullest extent permitted under applicable laws. The validity and enforceability of the remaining provisions or portions will remain in full force and effect.

12.7 Counterparts. This Agreement may be executed in two or more counterparts, each of which will take effect as an original and all of which will evidence one and the same agreement.

12.8 Successors and Assigns. This Agreement shall be binding upon, and shall inure to the benefit of, the parties hereto and their respective heirs, beneficiaries, personal representatives, successors and assigns.

12.9 Notices. Any notice, request or other communication required to be given pursuant to the provisions of this Agreement shall be in writing and shall be deemed to have been given when delivered in person, on the next business day after being delivered to a nationally-recognized overnight courier service (for such next-day delivery) or five (5) days after being deposited in the United States mail, certified or registered, postage prepaid, return receipt requested and addressed to the other party at the respective addressees set forth below or to the other addresses of either party may have furnished to the other in writing in accordance with this Section 12.7, except that notice of change of address will be effective only upon receipt.

If to Company:	6408 Bannington Rd.
Charlotte, NC 28226

If to the Executive:	At the address for the Executive most recently on file with the Company.

12.10 Entire Agreement. This Agreement contains the entire agreement of the parties. All prior arrangements or understandings, whether written or oral, are merged herein. This Agreement may not be changed orally, but only by an agreement in writing, signed by the party against whom enforcement of any waiver, change, modification, extension or discharge is sought.

[The remainder of this page is intentionally blank; signature page follows.]

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date and year first above written.

	FUNDAMENTAL GLOBAL, INC.	JOSE VARGAS

By:	/s/ Kyle Cerminara	/s/ Jose Vargas
Name:	Kyle Cerminara	Date: August 4, 2025
Title:	Chairman, CEO & Founder
Date:	August 4, 2025

[Signature page to Employment Agreement.]

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EXHIBIT A

General Release of Claims1

1. Jose Vargas (“Employee”), for Employee and Employee’s family, heirs, executors, administrators, legal representatives and their respective successors and assigns, in exchange for the consideration received pursuant to Section 3.3 of the Employment Agreement (the “Severance Benefits”) to which this release is attached as Exhibit A (the “Employment Agreement”), does hereby release and forever discharge Fundamental Global, Inc. (the “Company”), its respective former and current parents, subsidiaries, divisions, affiliates, predecessors, successors and assigns, and each of its former and current agents, employees, officers, directors, shareholders, members, partners, trustees, heirs, joint venturers, attorneys, representatives, owners and servants (collectively, the “Released Parties”) from any and all actions, causes of action, suits, controversies, claims and demands whatsoever (collectively, “Claims”), whether known or unknown, that Employee ever had, now has or may have based upon any matter, fact, cause or thing, occurring from the beginning of time up to and including the date Employee executes this General Release of Claims, including, without limitation, all Claims regarding Employee’s employment with the Company, any events that may have occurred during the course of Employee’s employment or the termination of Employee’s employment, or any other matters or Claims of any kind or nature. This includes, without limitation, a release of any and all Claims for unpaid wages, holiday pay, overtime, bonuses or other compensation, breach of contract, wrongful discharge, disability benefits, life, health and medical insurance, sick leave, or any other fringe benefit, employment discrimination, unlawful harassment, retaliation, emotional distress, violations of public policy, defamation, fraudulent misrepresentation or inducements and severance pay and any other federal, state or local laws, statutes, rules, ordinances or regulations, whether equal employment laws, statutes, rules or regulations or otherwise. Without limiting the generality of the release provided above, Employee expressly waives any and all claims under Age Discrimination in Employment Act (“ADEA”) that Employee may have as of the date hereof. Employee further understands that, by signing this General Release of Claims, Employee is in fact waiving, releasing and forever giving up any claim under the ADEA as well as all other laws within the scope of this Section 1 that may have existed on or prior to the date hereof. Notwithstanding anything in this Section 1 to the contrary, this General Release of Claims shall not apply to (i) any right Employee has to the Severance Benefits; (ii) any rights to receive any payments or benefits to which the Employee is entitled under COBRA, (iii) any rights or claims that may arise as a result of events occurring after the date this General Release of Claims is executed, (iv) any indemnification and advancement rights Employee may have as a former employee, officer or director of the Company or its subsidiaries, and (v) any claims for benefits under any directors’ and officers’ liability policy maintained by the Company or its affiliates in accordance with the terms of such policy.

Employee understands and agrees that the claims released in this Section 1 include not only claims presently known to Employee, but also all unknown or unanticipated claims, rights, demands, actions, obligations, liabilities and causes of action of every kind and character that would otherwise come within the scope of the released claims as described in this Section 1. Employee understands that Employee may hereafter discover facts different from what Employee now believes to be true that, if known, could have materially affected this General Release of Claims, but Employee nevertheless waives and releases any claims or rights based on different or additional facts.

1 NTD: The parties agree that the Company may revise the release in light of additional statutes or claims so that the Company receives the benefit of the fullest legally permissible release of claims and may also change the timing, if required, to obtain such release. This footnote is part of the form of release and is to be removed only when the Company finalizes the release for execution. If the release is due after the executive’s death, the Company may revise and provide for a comparable release by Executive’s estate or beneficiaries.

2. Employee represents that Employee has not filed against the Released Parties any complaints, charges, or lawsuits arising out of Employee’s employment, or any other matter arising on or prior to the date of this General Release of Claims, and covenants and agrees that Employee will never individually or with any person file, or commence the filing of any lawsuits, complaints or proceedings with any governmental agency, or against the Released Parties with respect to any of the matters released by Employee pursuant to Section 1 hereof; except that nothing in this General Release of Claims, including the provisions of this Section and Section 1 above, shall prevent Employee from filing a charge or complaint with or from participating in an investigation or proceeding conducted by the Equal Employment Opportunity Commission (EEOC), National Labor Relations Board (NLRB), the Securities and Exchange Commission, or any other federal, state or local agency charged with the enforcement of any laws. However, to the extent any such charge or complaint or any other Claim is made against any of the Released Parties (including by the EEOC or NLRB), Employee expressly waives any claim to any form of monetary or other damages, or any other form of individual recovery or relief in connection with any such charge, complaint or claim other than as prohibited by applicable law.

3. Employee acknowledges that, in the absence of Employee’s execution of this General Release of Claims, the Severance Benefits would not otherwise be due to Employee.

4. Employee acknowledges and reaffirms Employee’s continuing obligations under Sections 7 and 8 of the Employment Agreement.

5. Employee hereby acknowledges that the Company has informed Employee that Employee has up to 21 days to sign this General Release of Claims and Employee may knowingly and voluntarily waive that 21-day period by signing this General Release of Claims earlier. Employee also understands that Employee shall have seven days following the date on which Employee signs this General Release of Claims within which to revoke it by providing a written notice of Employee’s revocation to the Company.

6. Employee acknowledges and agrees that all information (in paper or electronic form), materials and equipment of any kind that Employee created or acquired during the course of Employee’s employment with the Company (collectively, “Company Property”) are and remain the property of the Company. Such Company Property includes, without limitation, books, handbooks, manuals, files, papers, memoranda, letters, facsimiles, photographs/images, audio recordings/files, electronically stored information, software, computers, and smartphones. Employee agrees that Employee has an obligation to return all Company Property to the Company and covenants and represents that, as of Employee’s execution of this Agreement, (i) Employee has returned to the Company all Company Property (including that in electronic form); (ii) Employee has not made or taken copies of such Company Property; and (iii) Employee has completely removed all electronically stored Company Property from all storage media in Employee’s possession, custody or control, including, without limitation, from Employee’s home computer system(s) and any external disk or flash drives.

7. Employee acknowledges and agrees that this General Release of Claims shall in all respects be subject to, governed by and construed in accordance with the laws of the State of Nevada, without reference to the principles of conflicts of laws thereof. Any dispute concerning this General Release of Claims shall be resolved pursuant to the dispute resolution provisions of the Employment Agreement.

8. Employee acknowledges that Employee has read this General Release of Claims, that Employee has been advised that Employee should consult with an attorney before Employee executes this general release of claims, and that Employee understands all of its terms and executes it voluntarily and with full knowledge of its significance and the consequences thereof.

9. This General Release of Claims shall become irrevocable on the eighth day following Employee’s execution of this General Release of Claims, unless previously revoked in accordance with Section 5 above.

Intending to be legally bound hereby, Employee has hereby executed this General Release of Claims.

Jose Vargas
Date: [__________]

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